Exhibit 99.1

ENERGEN CORPORATION
605 Richard Arrington Jr. Blvd. N.
Birmingham, AL 35203-2707

For Release: 8:00 a.m. ET
Wednesday, March 7, 2018

Energen Appoints Two New Independent Directors
Enters into Agreement with Corvex Management LP

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) ("Energen") today announced that Energen has expanded its Board of Directors and appointed Vincent Intrieri, former Senior Managing Director of Icahn Capital LP and Director of Icahn Enterprises, and Jonathan Cohen, Founder of Atlas Energy and Atlas Pipeline Partners, to the Company's Board. Mr. Intrieri will serve in the director class that will stand again for election in 2020 and Mr. Cohen will serve in the director class that will stand again for election in 2021. Each of Mr. Intrieri and Mr. Cohen will also stand for election at the 2018 Annual Meeting, as required by Alabama law. As a result of this action, the Board will comprise eleven directors, ten of whom will be independent, with four directors standing again for election in 2019, four directors standing again for election in 2020, and three standing again for election in 2021.

James McManus, Chairman, President and Chief Executive Officer of Energen, stated, "We welcome Vince and Jonathan to the Energen Board of Directors. They bring strong industry, operational, financial and leadership expertise that will complement the significant experience already present on our Board of Directors. We are pleased to have reached a constructive resolution with Corvex and look forward to benefiting from Vince's and Jonathan's experience and perspectives as we work to pursue best-in-class operational excellence, drive growth, enhance returns and realize the full potential of Energen for all shareholders.

As part of its ongoing effort to enhance shareholder value, the Energen Board will promptly conduct an in-depth review, assisted by its financial advisers, of the company's business plan, competitive positioning, and potential strategic alternatives.

Keith Meister, Corvex's Managing Partner, said, "The Board and management team of Energen have built an excellent company with world-class assets in the core of the Permian Basin. We are pleased to have worked constructively and to have reached a resolution that will bolster the Board with new highly qualified directors as we pursue our common goal of enhancing shareholder value."

In connection with today's announcement, Energen and Corvex Management LP ("Corvex") have entered into an agreement under which Corvex will support the Energen Board of Directors' slate of nominees at the 2018 Annual Meeting. The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission ("SEC").

J.P. Morgan and Tudor, Pickering, Holt & Co. are serving as financial advisors to the Company and Wachtell, Lipton, Rosen & Katz is serving as its legal advisor.

About Vincent Intrieri
Vincent Intrieri was employed by Carl Icahn related entities in various investment related capacities from 1998 to 2016, including as Senior Managing Director of Icahn Capital LP and as a Director of Icahn Enterprises. Prior to joining the Icahn organization, Mr. Intrieri served as a portfolio manager at Elliott Associates from 1995 to 1998.

Mr. Intrieri is currently a director of Transocean, Ltd., Conduent Incorporated, Hertz Global Holdings, Inc. and Navistar International Corporation.  Previously he served as a director on the boards of energy companies Chesapeake Energy Corporation, CVR Refining, LP, and National Energy Group, Inc.  In addition, Mr. Intrieri has served on numerous other board including Forest Laboratories Inc. and Motorola Solutions, Inc. Mr. Intrieri graduated, with Distinction, from the Pennsylvania State University with a B.S. in Accounting in 1984.

About Jonathan Cohen
Jonathan Cohen is currently the Chief Executive Officer of Osprey Energy Acquisition Corporation and the Executive Chairman of Atlas Energy Group, LLC.  Previously, Mr. Cohen was a founder of Atlas Energy, Inc, which was acquired by Chevron in 2011.  Mr. Cohen was also a founder of Atlas Pipeline Partners, LP, which was sold to Targa Resources Corp. in 2015.

Mr. Cohen is a trustee of the American School of Classical Studies in Athens, a trustee of the East Harlem School and a Director of Lincoln Center Theater. Jonathan received his Bachelor of Arts degree from the University of Pennsylvania in 1992. He also received a Juris Doctor degree from American University School of Law.

About Energen
Energen Corporation is an oil-focused exploration and production company with operations in the Permian Basin in west Texas and New Mexico. For more information, go to www.energen.com.

Forward Looking Statements
All statements, other than statements of historical fact, appearing in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements about our expectations, beliefs, intentions or business strategies for the future, statements concerning our outlook with regard to the timing and amount of future production of oil, natural gas liquids and natural gas, price realizations, the nature and timing of capital expenditures for exploration and development, plans for funding operations and drilling program capital expenditures, the timing and success of specific projects, operating costs and other expenses, proved oil and natural gas reserves, liquidity and capital resources, outcomes and effects of litigation, claims and disputes and derivative activities. Forward-looking statements may include words such as "anticipate", "believe", "could", "estimate", "expect", "forecast", "foresee", "intend", "may", "plan", "potential", "predict", "project", "seek", "will" or other words or expressions concerning matters that are not historical facts. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. We base our forward-looking statements on information currently available to us, and we undertake no obligation to correct or update these statements whether as a result of new information, future events or otherwise. Additional information regarding our forward‐looking statements and related risks and uncertainties that could affect future results of Energen, can be found in the Company's periodic reports filed with the Securities and Exchange Commission and available on Energen's website - www.energen.com.

Investor Contact:
Julie S. Ryland, 205-326-8421
Energen Corporation

Media Contacts:
Matthew Sherman / Aaron Palash / Trevor Gibbons
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449